Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SILVER STREAM MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

9550 South Eastern Avenue, Suite 253
Las Vegas, Nevada  89123
(702) 818-1775
(Address of Principal and Telephone Number of Executive Offices)

2014 Stock Option Plan
(Full title of the plans)

Corporate Service Center, Inc.
5190 Neil Road, Suite 430
Reno, Nevada  89502
(Name and address of agent for service)

(775) 284-3799
(Telephone number, including area code, of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington  99201
(509) 624-1475

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller Reporting Company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share	12,000,000	$0.75	$9,000,000	$1,159.20

(1)            Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the non-qualified stock option plan described herein.

(2)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is filed by Silver Stream Mining Corp., a Nevada corporation (the "Company" or the "Registrant"), and the Silver Stream Mining Corp., 2014 Stock Option Plan (the "Plan") relating to 12,000,000 shares of its Common Stock, par value $0.001 per share (the "Common Stock"), to be offered and sold to accounts of eligible persons of the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and other eligible parties as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.                          INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-K filed with the Securities and Exchange Commission on May 27, 2014 ("SEC").

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-K pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.                          DESCRIPTION OF SECURITIES.

Our authorized capital stock consists of 150,000,000 shares of common stock, with a par value of $0.001 per share. As of May 27, 2014, there were 46,502,250 shares of our common stock issued and outstanding. Our shares are held by 150 shareholders of record.

Common Stock

Each share of Common Stock shall have one (1) vote per share.  The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.   The Common Stock does not have cumulative voting rights.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have issued redeemable stock purchase warrants.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that currently may have the effect of delaying or preventing a change in control.

Transfer Agent

Our transfer agent is Registrar and Transfer Company.  Its telephone number is 1-908-497-2300 Ext 2991.

ITEM 5.                          INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.                          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.                          EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.                          EXHIBITS.

Exhibit		Incorporated by reference			Filed
Number	Description of Exhibit	Form	Date	Number	herewith

3.1	Articles of Incorporation.	S-1	12/07/04	3.1
3.2	Bylaws.	S-1	12/07/04	3.2
3.3	Articles of Merger.	8-K	05/15/13	3.1
3.4	Articles of Incorporation.	8-K	05/15/13	3.2
3.5	Certificate of Amendment to Articles of Incorporation.	8-K	05/15/13	3.3
3.6	Bylaws of W.S. Industries Inc.	8-K	05/15/13	3.4
3.7	Articles of Incorporation – W.S. Merger Corp.				X
3.8	Bylaws – W.S. Merger Corp.				X
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X
10.1	Lease.	S-1	12/07/04	99.1
10.2	Lease Agreement.	S-1	12/07/04	99.2
10.3	Stock Option Plan.	8-K	05/15/13	10.1
10.4	Management Services Agreement.	8-K	05/15/13	10.2
10.5	Exploration Contract and Unilateral Promise of Sale.	8-K	05/15/13	10.3
10.6	Assignment of Mining Rights Contract.	8-K	05/15/13	10.4
10.7	Asset Operation Contract.	8-K	05/15/13	10.5
10.8	Consulting Agreement with Terrence H. Byberg.	8-K	09/12/13	10.1
10.9	Consulting Agreement with Douglas R. Wood.	8-K	09/12/13	10.2
10.10	Consulting Agreement with R.M. Robb.	8-K	09/12/13	10.3
10.11	Option Agreement with Sage Gold Inc. dated October 31, 2013.	8-K	11/19/13	10.1
10.12	Indemnity Agreement.	8-K	01/21/14	10.1
10.13	2014 Stock Option Plan.				X
23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada this 29th day of May 2014.

SILVER STREAM MINING CORP.

BY:	TERRENCE BYBERG
Terrence Byberg
Principal Executive Officer and Director

BY:	DONALD BOSSERT
Donald Bossert
Principal Financial Officer, Principal Accounting Officer and Treasurer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Terrence Byberg as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

TERRENCE BYBERG	Principal Executive Officer and Director	May 29, 2014
Terrence Byberg

DONALD BOSSERT	Principal Financial Officer, Principal Accounting	May 29, 2014
Donald Bossert	Officer, Treasurer and Director

R.M. ROBB	Director	May 29, 2014
R.M. Robb

PETER CALDER	Director	May 29, 2014
Peter Calder

EXHIBIT INDEX

Exhibit		Incorporated by reference			Filed
Number	Description of Exhibit	Form	Date	Number	herewith

3.1	Articles of Incorporation.	S-1	12/07/04	3.1
3.2	Bylaws.	S-1	12/07/04	3.2
3.3	Articles of Merger.	8-K	05/15/13	3.1
3.4	Articles of Incorporation.	8-K	05/15/13	3.2
3.5	Certificate of Amendment to Articles of Incorporation.	8-K	05/15/13	3.3
3.6	Bylaws of W.S. Industries Inc.	8-K	05/15/13	3.4
3.7	Articles of Incorporation – W.S. Merger Corp.				X
3.8	Bylaws – W.S. Merger Corp.				X
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X
10.1	Lease.	S-1	12/07/04	99.1
10.2	Lease Agreement.	S-1	12/07/04	99.2
10.3	Stock Option Plan.	8-K	05/15/13	10.1
10.4	Management Services Agreement.	8-K	05/15/13	10.2
10.5	Exploration Contract and Unilateral Promise of Sale.	8-K	05/15/13	10.3
10.6	Assignment of Mining Rights Contract.	8-K	05/15/13	10.4
10.7	Asset Operation Contract.	8-K	05/15/13	10.5
10.8	Consulting Agreement with Terrence H. Byberg.	8-K	09/12/13	10.1
10.9	Consulting Agreement with Douglas R. Wood.	8-K	09/12/13	10.2
10.10	Consulting Agreement with R.M. Robb.	8-K	09/12/13	10.3
10.11	Option Agreement with Sage Gold Inc. dated October 31, 2013.	8-K	11/19/13	10.1
10.12	Indemnity Agreement.	8-K	01/21/14	10.1
10.13	2014 Stock Option Plan.				X
23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X